AMENDED & RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED & RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is entered into as of this 9th day of January, 2018 (the “Effective Date”) by and between The Providence Service Corporation, a Delaware corporation, with its corporate headquarters located at 700 Canal Street, Third Floor, Stamford, Connecticut 06902, its successors and assigns (the “Company”), and Sophia Tawil, an individual currently residing at [     ] (“Employee”).
BACKGROUND
WHEREAS, the Company and Employee desire to enter into this Agreement to reflect the terms upon which Employee shall provide services to the Company, which shall supersede and replace the Employment Agreement dated as of April 4, 2016 (the “Prior Employment Agreement”);
WHEREAS, the Company’s Board of Directors (the “Board”) previously appointed Employee as Senior Vice President, General Counsel, Chief Compliance Officer and Secretary of the Company, and Company and Employee desire that Employee continue such employment and position; and
WHEREAS, the Company and Employee are entering into this Agreement to set out the agreement between them regarding the terms of Employee’s employment.
NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as of the Effective Date:
1.Employment and Term. The Company hereby agrees to employ Employee and Employee hereby agrees to work in the employ of the Company. Such employment will have a term (the “Term”) commencing as of the Effective Date and, if not previously terminated in accordance with the terms of this Agreement, ending at the close of business on December 31, 2018. Following the Term, Employee’s employment may continue hereunder, provided, however, that continuation of Employee’s employment following the Term shall not be deemed a renewal or extension of the Term. Employee’s employment, whether during the Term or thereafter, shall be subject in all respects to the terms and conditions set forth in this Agreement, as well as to all of the Company’s policies and rules that are binding on executive employees generally.

2.Office and Duties.
(a)During the Term, Employee shall serve as Senior Vice President, General Counsel, Chief Compliance Officer and Secretary of the Company, and shall report directly to the Company’s Chief Executive Officer (the “CEO”) and be subject to the CEO’s supervision and direction.

(b)In Employee’s capacity as Senior Vice President, General Counsel, Chief Compliance Officer and Secretary of the Company, Employee shall have such authority, perform such duties, discharge such responsibilities and render such services as are designated from time to time by the CEO or the Board of Directors of the Company (the “Board”).

(c)While employed by the Company or any Affiliate (as hereinafter defined), Employee shall render Employee’s services diligently, faithfully and to the best of Employee’s ability, and shall devote substantially all of Employee’s working time, energy, skill and best efforts to the performance of Employee’s duties hereunder, in a manner that will further the business and interests of the Company.

(d)While employed by the Company or any Affiliate, Employee shall not be engaged in any business activity which, in the reasonable judgment of the CEO or the Board, conflicts with Employee’s duties hereunder, whether or not such activity is in breach of Section 7 or pursued for pecuniary advantage.

3.Compensation.

(a)Base Salary. In consideration of the services rendered by Employee to the Company during the Term, effective as of the Effective Date, Employee shall receive an annual base salary of Three Hundred Fifty Thousand and 00/100 Dollars ($350,000) (the “Base Salary”), payable in equal periodic installments in accordance with the Company’s regular payroll practices in effect from time to time.

(b)Bonus Plans/Incentive Compensation Programs.
(i)In addition to the annual Base Salary, during the Term, Employee shall be eligible to participate in annual bonus plans or incentive compensation programs, if any, as may be approved by the Board from time to time (“Bonus”) with a target amount equal to at least seventy-five percent (75%) of the Base Salary for such year, and a maximum amount equal to one-hundred-fifty percent (150%) of the Base Salary for such year, upon the achievement of goals to be determined by the Board or its Compensation Committee. Unless otherwise specified in respect of a Bonus, the Bonus shall be paid, net of any required withholdings, in a lump sum in accordance with the Company’s policies promptly following the completion and filing of the Company’s annual audited financial statements for the year to which the Bonus relates and no later than June 30 of the year following the year to which the Bonus relates. Employee’s rights to receive the Bonus shall be contingent upon Employee’s being employed by the Company on the date that payment of the Bonus is made, except as otherwise expressly provided in this Agreement.

(ii)In addition to an annual bonus or incentive compensation programs described in Section 3(b)(i), during the Term, Employee shall be eligible to participate in the Providence Service Corporation 2006 Long-Term Incentive Plan (the “LTIP”) or any other long-term incentive or equity-based incentive plan applicable to the Company’s executives, under the terms and conditions approved by the Board or its Compensation Committee.

(c)Benefits.
(i)During Employee’s employment hereunder, Employee also shall be entitled to participate in all fringe benefits, if any, as may be in effect from time to time that are generally available to the Company’s senior executive officers, and such other fringe benefits as the Board and/or Compensation Committee shall deem appropriate, subject to eligibility requirements thereof (collectively, the “Benefits”).

(ii)During Employee’s employment hereunder, in addition to the foregoing Benefits, the Company shall, subject to the terms hereof (including as set forth in Section 3(c)(iii)), use its reasonable efforts to procure and maintain term life insurance (“Life Insurance”) on the life of Employee (if such term insurance is not already in effect on the date of this Agreement). Such Life Insurance shall be in the amount of Seven Hundred Thousand and 00/100 Dollars ($700,000.00). Employee shall be the owner of the Life Insurance policy and shall have the absolute right to designate the beneficiaries thereunder. The premiums in respect of such Life Insurance policy shall be paid by the Company for the period Employee is employed by the Company hereunder; premiums in respect thereof shall thereafter be paid by Employee.

(iii)Employee agrees to submit to any physical examination required by the insurer of any such Life Insurance policy and will otherwise cooperate with the Company in connection with any life insurance on Employee’s life the Company may wish to obtain, provided, however, that the results of any such physical examination shall not be shared with the Company or used in any way in connection with Employee’s employment other than the procurement of insurance pursuant to this Subsection. Employee agrees to execute any HIPAA or other privacy waiver in favor of the Company that the Company considers necessary or appropriate for sharing of such information, or to waive the coverage otherwise under this Section 3(c). In the event Employee is determined to be suffering from a congenital defect or other illness or condition which would preclude the Company from obtaining the insurance referred to in the preceding paragraph at a cost substantially equivalent to the cost of obtaining such insurance for a healthy individual of Employee’s age and gender, the Company shall, in lieu of purchasing the insurance in the amount set forth in the preceding paragraph, purchase the amount of insurance, if any, that can be purchased at a cost substantially equivalent to the cost of obtaining such insurance for a healthy individual of Employee’s age and gender.

(d)Vacation. During Employee’s employment hereunder, Employee shall be entitled to the number of paid vacation days in each calendar year as determined by the Company from time to time for its senior executive officers. Vacation days which are not used during any calendar year may not be accrued or carried over to the next year, nor shall Employee be entitled to compensation for unused vacation days.

(e)Business Expenses. During Employee’s employment hereunder, the Company shall pay or reimburse Employee for all reasonable expenses incurred or paid by Employee in the performance of Employee’s duties hereunder, upon timely presentation of expense statements or vouchers and such other information as the Company may reasonably require and in accordance with the generally applicable policies and practices of the Company, in each case to the extent such expenses are consistent with Company policies; provided that the Company may at any time, further limit, or eliminate, Employee’s right to incur such expenses. Any reimbursement due hereunder shall be separately requested and paid as soon as practicable in accordance with the Company’s policies and practices, and in any case no later than December 31 of the calendar year after the calendar year Employee incurs the expense for which reimbursement is requested; expenses eligible for reimbursement in one calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year; and reimbursements shall not be subject to liquidation or exchange for another benefit.

(f)Withholding. All payments made pursuant to this Agreement shall be subject to such withholding taxes as may be required by any applicable law and other withholdings pursuant to Employee’s elections.

4.Representations of Employee. Employee represents to the Company that: (a) there are no restrictions, agreements or understandings whatsoever to which Employee is a party that would prevent, or make unlawful, Employee’s execution of this Agreement and Employee’s employment hereunder; (b) Employee’s execution of this Agreement and Employee’s employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Employee is a party, or by which Employee is bound; and (c) Employee is of full capacity, free and able to execute this Agreement and to enter into this Agreement with the Company.

5.Termination. This Agreement and Employee’s employment hereunder shall continue during the Term and thereafter until terminated as provided herein. Upon termination of this Agreement and Employee’s employment hereunder, Employee shall immediately resign from any officer, director or other position in which Employee is serving on behalf of the Company or any Affiliate, and shall tender Employee’s resignation as a director of any and all Affiliates of the Company.

(a)Termination by Company for Cause. The Company shall have the right, during the Term and thereafter, to terminate this Agreement and Employee’s employment hereunder at any time for “Cause”, effective immediately or as of a date specified by the Company in a notice of termination. For purposes of this Agreement, the term “Cause” shall mean the following, as reasonably determined solely by the Board:

(i)Employee commits fraud or theft against the Company or any of its subsidiaries, affiliates, joint ventures and related organizations, including any entity managed by the Company (collectively referred to as “Affiliates”), or is convicted of, or pleads guilty or nolo contendere to, either a felony or any crime involving fraud or moral turpitude;

(ii)In carrying out Employee’s duties hereunder, Employee engages in conduct that constitutes gross neglect or willful misconduct and that results, in either case, in material financial or reputational harm to the Company or its Affiliates;

(iii)Employee either materially breaches any provision of this Agreement (including but not limited to the restrictive covenants contained in Section 7) or breaches any fiduciary duty or duty of loyalty owed to the Company or its Affiliates or shareholders;

(iv)Employee engages in any wrongful or questionable conduct which does or which is reasonably likely to bring the Company or its Affiliates into public disgrace or embarrassment, or which is reasonably likely to cause one or more of its customers or clients to cease doing business with, or reduce the amount of business with, the Company or its Affiliates;

(v)Employee repeatedly neglects or refuses to perform Employee’s duties or responsibilities as directed by the CEO or the Board or any committee established by the Board, or violates any express direction of any lawful rule, regulation or policy established by the Company, the CEO, the Board or any committee established by the Board which is consistent with the scope of Employee’s duties under this Agreement, and such failure, refusal or violation continues uncured for a period ten (10) days after written notice from the Company to Employee specifying the failure, refusal or violation and the Company’s intention to terminate this Agreement for Cause;

(vi)Employee commits any act or omission resulting in or intended to result in direct material personal gain to Employee at the expense of the Company or its Affiliates; or

(vii)Employee materially compromises trade secrets or other confidential and proprietary information of the Company or its Affiliates.

Action or inaction by Employee shall not be considered “willful” unless done or omitted by Employee intentionally and without Employee’s reasonable belief that Employee’s action or inaction was in the best interests of the Company or its Affiliates, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.
(b)Termination upon Death/Termination by Company upon Disability of Employee. Employee’s employment will terminate upon Employee’s death. The Company shall have the right to terminate this Agreement and Employee’s employment hereunder at any time upon the Disability of Employee. The term, “Disability”, as used herein, means any physical or mental illness, disability or incapacity which prevents Employee from performing the essential functions of Employee’s job, with or without reasonable accommodations, hereunder for a period of not less than one hundred fifty (150) consecutive days or for an aggregate of one hundred eighty (180) days during any period of twelve (12) consecutive months. Periods where Employee can perform the essential functions of Employee’s job with a reasonable accommodation shall not be included in the determination of a Disability hereunder. During any period of Disability, Employee agrees to submit to reasonable medical examinations upon the reasonable request, and at the expense, of the Company.

(c)Termination By Company Without Cause. The Company shall have the right to terminate this Agreement and Employee’s employment hereunder at any time without Cause and/or without the occurrence of Employee’s death or Disability by giving written notice which shall be effective on the date specified in such notice of termination.

(d)Termination by Employee. In the event Employee terminates Employee’s employment for any reason, whether or not during the Term, and whether or not for Good Reason, Employee shall give the Company not less than sixty (60) days prior written notice of termination, provided the notice of Good Reason (as defined below) shall constitute notice of termination for purposes of the sixty (60) day notice period only. Upon a termination of Employee’s employment with the Company under this Section 5(d), the effective date of termination shall be the date set forth in Employee’s resignation notice (assuming such date is in compliance with the notice provisions of this Section 5(d)) or an earlier date as determined by the Company after the Company’s receipt of such notice, in its sole discretion, but not earlier than the date on which the Company learned of Employee’s decision to terminate Employee’s employment. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, without Employee’s consent, that is not cured by the Company within thirty (30) days of the Company’s receipt of Employee’s written notice that the occurrence constitutes Good Reason: (i) a material reduction of Employee’s position, duties, or responsibilities with the Company, (ii) a reduction of Employee’s Base Salary provided in Section 3(a) of this Agreement, other than a reduction which is generally applicable to all executives of the Company, (iii) a material breach by Company of this Agreement; or (iv) requiring Employee to move or relocate Employee’s primary place of employment or relocation of the Company’s headquarters more than seventy-five (75) miles from the then current place of employment or headquarters; provided that (A) any resignation for Good Reason must be made within sixty (60) days of the occurrence set forth in (i) - (iv) above and (B) any resignation by Employee while the Company has “Cause” for termination of Employee shall not be considered to be a resignation without Good Reason. Employee shall not have the right to terminate Employee’s employment for Good Reason unless Employee actually terminates employment within ninety (90) days following receipt of, and in accordance with, Employee’s written notice.

(e)Notice of Termination. Any termination, except for death, pursuant to this Section 5 shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provisions so indicated. The Notice of Termination shall also set forth that Employee’s employment is terminated and be delivered in accordance with the terms of this Agreement.

Notwithstanding anything to the contrary set forth herein, Sections 7, 8 and 9 shall survive the end of the Term and/or the termination of Employee’s employment hereunder for any reason, and shall remain in full force and effect thereafter.
6.Payments Upon Termination and Change in Control.

(a)Termination for Cause. In the event Employee’s employment hereunder is terminated for Cause at any time, whether or not during the Term, all of Employee’s rights to Employee’s Base Salary, Benefits and Bonus, if any, shall immediately terminate as of the date of such termination, except that Employee shall be entitled to any earned and unpaid portion of Employee’s Base Salary and accrued Benefits up to the date of termination, less all deductions or offsets for amounts owed by Employee to the Company. Employee shall not be entitled to any Bonus, prorated or otherwise. The Company shall have no further obligations to Employee under this Agreement.

(b)Termination Due to Death or Disability. In the event Employee’s employment hereunder is terminated at any time, whether or not during the Term, due to Employee’s death or Disability, all of Employee’s rights to Employee’s Base Salary, Benefits (except to the extent that any Benefits are expressly available following termination of employment) and Bonus, if any, shall immediately terminate as of the effective date of such termination, except that Employee (or, in the event that Employee’s employment hereunder is terminated due to Employee’s death, Employee’s heirs, personal representatives or estate) shall be entitled to any earned and unpaid portion of Employee’s Base Salary, any Bonus (if earned) relating to a fiscal year which was completed before Employee’s death or Disability and accrued Benefits up to the date of termination, in each case less all deductions or offsets for amounts owed by Employee to the Company. Subject to the provisions of the applicable Company stock option or stock incentive plan, should Employee’s death occur within one (1) year following Employee’s termination for Disability, but prior to Employee’s exercise of any options vested at the date of termination, Employee’s estate shall be entitled to exercise Employee’s options for the earlier of (i) the remainder of the one (1) year period or (ii) the date upon which the option would have expired by its terms. The Company shall have no further obligations to Employee under this Agreement.

(c)Termination By the Company Without Cause or By Employee for Good Reason. If, during the Term, the Company terminates Employee’s employment other than for Cause or the occurrence of Employee’s death or Disability or Employee terminates Employee’s employment for Good Reason, Employee shall be entitled to continue to receive (i) any Bonus (if earned) relating to a fiscal year which was completed before the effectiveness of such termination (payable as set forth in Section 3(b)), (ii) any Bonus relating to the fiscal year during the date of effectiveness of such termination, to the extent earned, payable in a lump sum following the completion and filing of the Company’s annual audited financial statements in respect of such fiscal year in accordance with the Company’s Bonus payment policies under its annual bonus plans or incentive compensation programs, and (iii) an amount equal to Employee’s Base Salary commencing within sixty (60) days following the date of such termination for Good Reason or termination other than for Cause, due to Employee’s death or due to Disability and continuing for twelve (12) months after the effective date of termination (the “Post Employment Payment Period”) payable in substantially equal consecutive installment payments which correspond to the Company’s regular payroll periods; provided, however, that if such sixty (60) day period begins in one calendar year and ends in the next calendar year, Employee shall not have the right to designate the calendar year of commencement of installment payments; and provided further that the first such payment shall be in an amount equal to the total amount which Employee would otherwise have been entitled during the period following the effective date of termination through such payment commencement date if delay had not been required by the foregoing provision or by the amount of time Employee properly takes to review and execute the General Release (as defined below) and the revocation period relating to the General Release, as applicable. Notwithstanding the foregoing, the Company’s obligations to make such payments of such Bonus or Base Salary are conditioned upon (x) Employee’s execution and delivery to the Company of a general release of all claims relating to Employee’s employment and termination from employment (the “General Release”) in a form provided by the Company (which General Release shall not affect any rights Employee may have under COBRA or under any vested award previously issued to Employee by the Company under any Company benefit plan) and the executed and delivered General Release is not revoked during the applicable revocation period, and (y) Employee not otherwise breaching Employee’s obligations under this Agreement (including, without limitation, the Covenants). Employee understands that if the conditions set forth in the preceding sentence are not met, Employee shall not be entitled to a Bonus or any payments of Base Salary relating to periods of time following the effective date of the termination of Employee’s employment under this Section 6(c) or otherwise. The Company shall have no further obligations to Employee under this Agreement. Notwithstanding any other provision in this Agreement to the contrary, by notice to Employee during the Post-Employment Payment Period, the Company may, to the extent compliant with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) or an exception thereto, elect to continue to pay Employee’s Base Salary for any additional period ending no later than the second anniversary of the effectiveness of termination of Employee’s employment hereunder by the Company without Cause or if Employee terminates Employee’s employment for Good Reason (“Continuing Payment Period”). For the avoidance of doubt, Employee shall not be entitled to any payments or benefits under this Section 6(c) in the event of non-renewal of the Term of this Agreement, including any termination of Employee’s employment upon or following such non-renewal.

(d)Termination By Employee During Term. In the event Employee terminates Employee’s employment during the Term other than for Good Reason, all of Employee’s rights to Employee’s Base Salary, Benefits (except to the extent any Benefits are expressly available following such event) and Bonus, if any, shall immediately terminate as of the effective date of termination, except that Employee shall be entitled to any earned and unpaid portion of Employee’s Base Salary and accrued Benefits up to the date of termination. Employee shall not be entitled to any Bonus, prorated or otherwise. The Company shall have no further obligations to Employee under this Agreement.

(e)Payment Upon Change in Control. Notwithstanding any other provision in this Agreement to the contrary, but subject to Section 6(e)(ii), if a “Change in Control” of the Company (as defined herein) shall occur during the Term, and after such Change in Control but effective prior to eighteen (18) months following the date of the Change in Control, the Company terminates Employee’s employment without Cause or Employee terminates Employee’s employment for Good Reason, in lieu of any other amounts payable under this Agreement, Employee shall be entitled to receive (i) any Bonus (if earned) relating to a fiscal year which was completed before the effectiveness of such termination (payable as set forth in Section 3(b), (ii) an amount equal to twelve (12) months of Employee’s Base Salary in effect immediately prior to such Change in Control in a lump sum payment, payable immediately upon cessation of employment, and (iii) a pro-rata portion of the Bonus, contingent on the Company’s achievement of any performance criteria relating to such Bonus, payable in a lump sum promptly following completion and filing of the Company’s year-end audit for the applicable year but in no event later than December 31 of the year following the applicable year (such payments shall be net of appropriate tax and other withholdings, and are referred to collectively as the “Change in Control Payments”). A Change in Control will have no other effect on this Agreement, which will remain in full force and effect.

(i)Definition of Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean an event or events, in which:

(A)any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) (other than (1) the Company, (2) any subsidiary of the Company, (3) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company or (4) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the 1934 Act), together with all affiliates and Associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(B)the consummation of a merger or consolidation of the Company with any other company, other than (1) a merger or consolidation which would result in the holders of voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, having at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) after which no “person” (with the method of determining “beneficial ownership” used in clause (A) of this definition) owns more than 50% of the combined voting power of the securities of the Company or the surviving entity of such merger or consolidation; or

(C)the Company consummates its liquidation or sale or disposition by the Company of all or substantially all of the Company’s assets.

(ii)Section 280G of the Code.
(A)Notwithstanding anything to the contrary contained in this Agreement or any other agreement between Employee and the Company or any of its Affiliates, if any payment or benefit Employee would receive from the Company or any of its Affiliates, whether pursuant to this Agreement or otherwise, would constitute a “parachute payment” (a “Parachute Payment”) under Section 280G of the Code, then if reducing the amount of such payment or benefit, in whole or in part, would result, after taking into account all applicable federal, state and local employment taxes, income taxes and any excise tax that are, and that would otherwise have been, payable, in Employee’s receipt of a greater net after-tax amount than Employee would otherwise have received on a net-after tax basis had the payment or benefit been made in full, then such payment or benefit shall be reduced to the amount (the “Reduced Amount”) that results in Employee receiving the greatest net-after tax amount from such payment or benefit, notwithstanding that all or some portion of the payment or benefit may be subject to the excise tax. If any payment or benefit is to be reduced to the Reduced Amount, any reduction therein shall occur in the following order: (x) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (y) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards; and (z) employee benefits shall be reduced last and in reverse chronological order; provided that within any category of payments and benefits (that is, clause (x), (y) or (z) above), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code prior to amounts that are “deferred compensation”. As used herein, “net after-tax amount” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Parachute Payment net of all taxes imposed on Employee with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws (including, for clarity, Social Security, Medicare and other payroll or employment taxes), determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Employee’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm (as hereinafter defined) determined to be likely to apply to Employee in the relevant tax year(s).

(B)The underlying economic determinations pursuant to this Section 6(e)(ii) shall be made by a nationally recognized accounting firm as shall be designated by the Company (the “Accounting Firm”). All determinations made by the Accounting Firm under this Section 6(e)(ii) shall be made at least fifteen (15) days prior to the date of the first to be made of any of the Parachute Payments (the “Accounting Determination”), and Employee shall be delivered a copy of the Accounting Determination (including interim drafts, if any) at the same time as it is delivered to the Company. The Accounting Determination shall expressly set out the assumptions used in the preparation thereof (including the value attributable to any noncompetition or similar restrictions to which

Employee is subject and the cost of any non-cash benefits). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(C)Notwithstanding any other provision of this Section 6(e)(ii), the Company shall have no liability to Employee if the factual assumptions used in the Accounting Determination ultimately differ from the actual facts that occur, or if there is an Overpayment (as hereinafter defined) that cannot be corrected pursuant to Section 6(e)(ii)(D), or in the event of a successful challenge by the federal tax authorities to all or any part of the Accounting Determination. In such event, the Company makes no representation that the foregoing reduction will not result in the incurrence by Employee of the excise tax under Section 4999 of the Code; provided, however, that in such event the Company shall pay to Employee any amount that was previously not paid when reducing the Parachute Payments to the Reduced Amount.

(D)As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Accounting Determination, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Employee which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Employee could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Company or Employee shall determine that an Overpayment or an Underpayment has occurred, the Company and Employee shall cooperate reasonably and in good faith to correct such Overpayment or Underpayment.

(f)Recognition. Employee recognizes and accepts that the Company shall not, in any case, be responsible for any additional amount, severance pay, termination pay, severance obligation or other payments or damages whatsoever arising from the termination of Employee’s employment above and beyond those specifically provided for herein.

7.Restrictive Covenants.
(a)Business of the Company. The term “Business of the Company”, as used in this Section 7, shall mean the provision by the Company or its Affiliates of social services, counseling, case management and network management services to governmental agencies and provider networks, educational tutoring, job readiness, apprenticeship and placement, private parole, probation and offender rehabilitation services, non-emergency medical transportation, health risk assessments, and any other business in which the Company or its Affiliates have been or have taken active steps toward engaging in during Employee’s employment with the Company or its Affiliates.

(b)Non-Competition. During Employee’s employment with the Company or any of its Affiliates and during the one (1) year period following the effectiveness of the termination of Employee’s employment by the Company or Employee for any reason, Employee will not, in any capacity (including, but not limited to, owner, partner, member shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), directly or indirectly, for Employee’s own account or for the benefit of any natural person, corporation, partnership, trust, estate, joint venture, sole proprietorship, association, cooperative or other entity (any of the foregoing, a “Person”), establish, engage in, finance, advise, work for, or be connected with, except as an employee of the Company, any business in competition with the Business of the Company if such business competes with the Business of the Company or any Affiliate in any country, State, county, or municipality where the Company or its Affiliates conduct business, are preparing to conduct business or have conducted business during Employee’s employment with the Company or any of its Affiliates (a “Competitive Business”). Notwithstanding the foregoing, (A) nothing in this Section 7(b) shall preclude Employee from serving in any capacity (i.e., whether as an employee, partner, principal, member, investor, consultant or otherwise) to or in respect of a business or entity (including, without limitation, an investment trust or investment partnership) that provides investment services or is otherwise engaged in the business of investing capital for third parties, or any manager or affiliate of any of the foregoing (any such entity, manager or affiliate hereafter called an “Investment Firm”) or that provides legal or accounting services, so long as Employee does not have personal, direct and material responsibilities for the day to day operations of any Competitive Business in which such Investment Firm has made or directed an investment, and (B) this Section 7(b) shall not apply, and therefore Employee shall not be subject to any covenant in this Section 7(b), in the event that, within one (1) year following the effectiveness of a

Change in Control (I) Employee is terminated by the Company during or following the Term without Cause or employee resigns Employee’s employment for Good Reason or (II) the Term has expired and Employee’s employment with the Company is terminated due to resignation by Employee at a time that the Company has no basis to terminate Employee with Cause.

(c)Non-Solicitation/Non-Piracy. During Employee’s employment with the Company or any of its Affiliates and for a period of two (2) years thereafter, Employee will not, directly or indirectly, for Employee’s own account or for the benefit of any Person or entity:

(i)solicit, service, supply or sell to, contact, or aid in the solicitation, servicing, supplying or selling to any Person or entity which is or was a customer, prospective customer, client, prospective client, contractor, subcontractor or supplier of the Company or its Affiliates within three (3) years prior to Employee’s termination of employment (“Company Customers/Clients”), for the purpose of (A) selling services or goods in competition with the Business of the Company; (B) inducing Company Customers/Clients to cancel, transfer or cease doing business in whole or in part with the Company or any of its Affiliates or (C) inducing Company Customers/Clients to do business with any Person in competition with the Business of the Company; or

(ii)solicit, aid in solicitation of, induce, contact for the purpose of, encourage or in any way cause any employee of the Company or any of its Affiliates to leave the employ of the Company or its Affiliates, or otherwise interfere with such employee’s relationship with the Company or any of its Affiliates. Nothing in this Section 7(c)(ii) shall preclude the Employee from making good faith generalized solicitations for employees through advertisements or search firms not specifically directed at such persons.

(d)Non-Disclosure. Other than in furtherance of the business of the Company, in the ordinary course in Employee’s capacity as an employee hereunder, Employee will not, at any time, except with the express prior written consent of the Board, directly or indirectly, disclose, communicate or divulge to any Person, or use for the benefit of any Person, any secret, confidential or proprietary knowledge or information relating to the Company or any of its Affiliates including, but not limited to, customer and client lists, customer and client accounts and information, prospective client, customer, contractor or subcontractor lists and information, services, techniques, methods of operation, pricing, costs, sales, sales strategies or methods, marketing, marketing strategies or methods, products, product development, research, know-how, policies, financial information, financial condition, business strategies or plans or other information of the Company or its Affiliates which is not generally available to the public. Upon the expiration or termination of Employee’s employment with the Company or any Affiliate, Employee shall immediately deliver to the Company all memoranda, books, papers, letters and other data (whether in written form or computer stored), and all copies of same, which were made by Employee or came into Employee’s possession or under Employee’s control at any time prior to the expiration or termination of Employee’s employment, and which in any way relate to the business, assets or properties of the Company or any of its Affiliates as conducted or as planned to be conducted by the Company or its Affiliates; provided that Employee can keep such documents and information as are pertinent to the terms of Employee’s employment and the compensation payable to Employee in respect thereof subject to other restrictions and provisions set forth in this Section 7. Employee acknowledges that Employee shall be immunized against criminal and civil liability under federal or state trade secret laws if Employee discloses a trade secret for the purpose of reporting a suspected violation of law and that immunity is available if Employee discloses a trade secret in either of following two circumstances: (i) Employee discloses the trade secret (A) in confidence, (B) directly or indirectly to a government official (federal, state or local) or to a lawyer, (C) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a legal proceeding, Employee discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed under seal. Further, notwithstanding the foregoing, this Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict Employee from exercising any legally protected whistleblower right (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

(e)Intellectual Property. Employee will promptly communicate to the Company, in writing when requested, all software, designs, techniques, concepts, methods and ideas, other technical information, marketing strategies and other ideas and creations pertaining to the Business of the Company which are conceived of or developed by Employee alone or with others, at any time (during or after business hours) while Employee is employed by the Company or any of its Affiliates. Employee acknowledges that all of those ideas and creations are inventions and works for hire, and will be the Company’s or its Affiliates’ exclusive property. Employee will sign any documents which the Company deems necessary to confirm its ownership of those ideas and creations and Employee will cooperate with the Company to facilitate the ability of the Company to own or exploit all of those ideas and creations.

(f)Non-Disparagement. Employee will not at any time publish or communicate disparaging or derogatory statements or opinions about the Company or its Affiliates, including but not limited to, disparaging or derogatory statements or opinions about the Company’s or its Affiliates’ management, products or services to any third party. It shall not be a breach of this Section 7(f) for Employee to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in legal filings, including, without limitation, any such filings made by Employee to enforce Employee’s rights against the Company or any of its affiliates, that are based on Employee’s reasonable belief and are not made in bad faith.

(g)Enforcement. Employee acknowledges that the covenants and agreements of this Section 7 (the “Covenants”) herein are of a special and unique character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated for in an action at law. Employee further acknowledges that any breach or threat of breach by Employee of any of the Covenants will result in irreparable injury to the Company for which money damages could not be adequate to compensate the Company. Therefore, in the event of any such breach or threatened breach, the Company shall be entitled, in addition to all other rights and remedies which the Company may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Employee and/or all other Persons involved therein from committing a breach or continuing such breach. The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity. The Covenants contained in this Section 7 are independent of any other provision of this Agreement, and the existence of any claim or cause of action which Employee or any such other Person may have against the Company shall not constitute a defense or bar to the enforcement of any of the Covenants. If the Company is obliged to resort to litigation to enforce any of the Covenants which has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred, or, if later, the last day of the original fixed term of such Covenant.

(h)Acknowledgements. Employee expressly acknowledges that the Covenants are a material part of the consideration bargained for by the Company and, without the agreement of Employee to be bound by the Covenants, the Company would not have agreed to enter into this Agreement. Employee further acknowledges and agrees that the Business of the Company and its services are highly competitive, and that the Covenants contained in this Section 7 are reasonable and necessary to protect the Company’s legitimate business interests. In addition, Employee acknowledges that in the event Employee’s employment with the Company terminates, Employee will still be able to earn a livelihood without violating this Agreement, and that the Covenants contained in this Section 7 are material conditions to Employee’s employment and continued employment with the Company.

(i)Scope. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the remaining portions and their application shall not be affected thereby, and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court or other trier of fact making such determination shall modify, reduce or limit such scope, duration, area or other factor, and enforce such Covenant to the extent it believes such factor(s) to be lawful and appropriate. For purposes of this Section 7, the term “Affiliates” excludes all entities or persons other than those controlled or partially owned by the Company.

(j)Costs; Expenses in the Event of Breach. In the event that Employee breaches or attempts to breach the Covenants, the Company shall be entitled to reimbursement from Employee for all costs and expenses associated with any successful action to enforce any of the Covenants, including but not limited to reasonable attorneys’ fees and costs of litigation. Should the Company file an action against Employee relating to a breach of the Covenants, and a court of competent jurisdiction determines that Employee did not breach any of the Covenants, Employee shall be entitled to reimbursement from the Company of all costs and expenses associated with defending against such action asserting a breach, including reasonable attorneys’ fees and costs.

8.Section 409A of the Code.
(a)Amounts payable under this Agreement are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly. The Company shall not be liable to Employee with respect to any adverse tax consequences arising under Section 409A or other provision of the Code by reason of the operation of this Agreement or any benefit provided to Employee under any employee benefit plan sponsored or maintained by the Company, in either case, in accordance with its terms. For purposes of Section 409A, each payment under this Agreement will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(b)If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Code Section 409A or could cause an amount payable hereunder to be subject to the interest and penalties under Code Section 409A, such provision of this Agreement shall be deemed automatically modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

(c)Notwithstanding any provisions of this Agreement to the contrary, if Employee is a “specified employee” (as such term is defined for purposes of Code Section 409A), no payment of amounts not exempt from Code Section 409A shall be made under Section 6(c) or 6(e) hereof prior to the six (6) month anniversary of Employee’s separation of service to the extent such six (6) month delay in payment is required to comply with Code Section 409A. To the extent that this Section 8(c) applies to any payment under Section 6(c) hereof (“Severance Payment”), and the actions described in this sentence do not cause adverse tax consequences to be imposed under the Code, the Company shall, as soon as practicable following Employee’s termination of employment, and after Employee executes and does not revoke the General Release, deposit an amount equal to the gross amount of such Severance Payment into an irrevocable Rabbi Trust in the form prescribed by Internal Revenue Service Revenue Procedure 92-64. Such Rabbi Trust shall be established and maintained by the Company, at its own expense, pending the distribution of such amount to Employee under this Agreement. The Trustee shall be a financial institution selected by the Company and the Trustee shall invest all amounts deposited therein with the purpose of preserving the Trust principal. All principal and income from the Rabbi Trust shall be paid to Employee on the first day following the six-month anniversary of Employee’s Separation from Service. The Trustee shall withhold or cause to be withheld all withholding taxes as may be required by applicable law. Neither the Employee nor any of Employee’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Code Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Employee or for Employee’s benefit under this Agreement may not be reduced by, or offset against, any amount owing by the Employee to the Company or any of its Affiliates.

9.Miscellaneous.

(a)Indulgences, Etc. Neither the failure, nor any delay, on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same, or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(b)Controlling Law; Consent to Arbitration; Service of Process.

(i)This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of New York (notwithstanding any conflict of laws doctrines of such state or other jurisdiction to the contrary), and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

(ii)Except to the extent provided for in Section 7 above (relating to injunctive relief and other equitable remedies), the Company and Employee agree that any claim, dispute or controversy arising under or in connection with this Agreement, or otherwise in connection with Employee’s employment by the Company or termination of Employee’s employment (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company’s employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding, confidential, arbitration. The arbitration shall be held in New York, New York (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, including a transcript if either requests, shall be borne equally by the parties, however, all costs for the services of the arbitrator shall be borne solely by the Company.

(iii)Each party is responsible for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney’s fees are recoverable under law). In rendering a decision, the arbitrator shall apply all legal principles and standards that would govern if the dispute were being heard in court. This includes the availability of all remedies that the parties could obtain in court. In addition, all statutes of limitation and defenses that would be applicable in court, will apply to the arbitration proceeding. The decision of the arbitrator shall be set forth in writing, and be binding and conclusive on all parties. Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Company or Employee improperly pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action.

(iv)Each of the parties hereto hereby consents to process being served in any suit, action or proceeding of any nature, by the mailing of a copy thereof by registered or certified first-class mail, postage prepaid, return receipt requested, to them at their respective addresses set forth in Section 9(c) hereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, all claims of error by reason of any such service pursuant to the terms hereof (but does not waive any right to assert lack of subject matter jurisdiction) and agrees that such service shall (A) be deemed in every respect effective service of process in any such suit, action or proceeding and (B) to the fullest extent permitted by applicable law, be taken and held to be valid personal service.

(v)Nothing in this Section 9(b) shall affect the right of any party hereto to serve process in any manner permitted by law or affect the right of any party to bring proceedings against any other party in the courts of any jurisdiction or jurisdictions.

(c)Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below.

(i)If to Employee:
[    ]

(ii)If to the Company:
The Providence Service Corporation
700 Canal Street, Third Floor
Stamford, Connecticut 06902
Attention: Chief Executive Officer

In addition, notice by mail shall be by air mail if posted outside of the continental United States.
Any party may alter the addresses to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 9(c) for the giving of notice.
(d)Assignment of Agreement. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns. The Company may assign or otherwise transfer its rights under this Agreement, including but not limited to all Covenants contained in Section 7 above, to any successor or affiliated business or corporation whether by sale of stock, merger, consolidation, sale of assets or otherwise. This Agreement may not, however, be assigned by Employee to a third party, nor may Employee delegate Employee’s duties under this Agreement.

(e)Execution in Counterparts. This Agreement may be executed in any number of counterparts, including by a counterpart in electronic format, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(f)Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(g)Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings between the parties, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(h)Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(i)Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

(j)Independent Review and Consultation. Employee is hereby advised to consult with an attorney before signing this Agreement. Employee acknowledges that it is Employee’s decision whether or not to do so.

(k)Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which entities which are provincially regulated are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, intending to be legally bound hereby, as of the date first above written.
THE PROVIDENCE SERVICE CORPORATION

By:    /s/ Richard A. Kerley
Name:     Richard A. Kerley
Title:     Director

SOPHIA TAWIL

/s/ Sophia Tawil